UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

TEPPCO PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 24, 2009	CONTACTS:	Investor Relations – Mark Stockard
Phone: 713/381-4707
Toll Free: 800/659-0059

Media Relations – Rick Rainey
Phone: 713/381-3636

TEPPCO PARTNERS, L.P. ANNOUNCES RECORD DATE
AND SPECIAL UNITHOLDER MEETING

HOUSTON – TEPPCO Partners, L.P. (NYSE: TPP) today announced it will hold a special meeting of unitholders at 1 p.m. CDT on October 23, 2009.  The meeting will be held at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, TX  77002 for unitholders of record as of August 31, 2009.

At the special meeting, TEPPCO unitholders will be asked to vote upon the proposed merger with Enterprise Products Partners L.P. (NYSE: EPD).  As described in a June 29, 2009 announcement, the two partnerships have entered into a definitive merger agreement under which TEPPCO unitholders, except for a certain affiliate of EPCO, Inc., would receive 1.24 Enterprise common units for each TEPPCO unit.

TEPPCO Partners, L.P., is a publicly traded energy logistics partnership with operations that span much of the continental United States.  TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products.  The partnership’s midstream network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases (LPGs) and natural gas liquids, and includes one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States.  TEPPCO’s storage assets include approximately 27 million barrels of capacity for refined petroleum products and LPGs and about 14 million barrels of capacity for crude oil.  TEPPCO also owns a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems, and in the Gulf of Mexico.  For more information, visit TEPPCO’s website at www.teppco.com.  Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings L.P. (NYSE:EPE).

Investor Notice

In connection with the proposed merger, Enterprise has filed a registration statement on Form S-4 (Registration No. 333-161185), which includes a preliminary prospectus of Enterprise and a preliminary proxy statement of TEPPCO and other materials, with the Securities and Exchange Commission (“SEC”).  INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT FILED WITH THE SEC AND THE DEFINITIVE PROXY STATEMENT/ PROSPECTUS AND ANY OTHER MATERIALS FILED OR TO BE FILED WITH THE SEC REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ENTERPRISE, TEPPCO AND THE PROPOSED MERGER.  A definitive proxy statement/prospectus will be sent to security holders of TEPPCO seeking their approval of the proposed merger after the registration statement is declared effective by the SEC.  Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents containing information about Enterprise and TEPPCO, without charge, at the SEC’s website at www.sec.gov.  Copies of the registration statement and the definitive proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus may also be obtained for free by directing a request to: (i) Investor Relations: Enterprise Products Partners L.P., (866) 230-0745, or (ii) Investor Relations, TEPPCO Partners, L.P., (800) 659-0059.

TEPPCO, its general partner and the directors and management of such general partner may be deemed to be “participants” in the solicitation of proxies from TEPPCO’s security holders in respect of the proposed merger. INFORMATION ABOUT THESE PERSONS AND THE INTERESTS OF SUCH PERSONS IN THE SOLICITATION OF PROXIES IN RESPECT OF THE PROPOSED MERGER CAN BE FOUND IN THE PRELIMINARY PROXY STATEMENT/PROSPECTUS, TEPPCO’S 2008 ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT STATEMENTS OF CHANGES IN BENEFICIAL OWNERSHIP ON FILE WITH THE SEC.

Forward-Looking Statements

This news release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties such as the partnership’s expectations regarding the special unitholder meeting.  These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P.'s filings with the Securities and Exchange Commission and Enterprise’s registration statement on Form S-4.  If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

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